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                                                                   Exhibit 10.10

                              (Summary Translation)
                              COOPERATION AGREEMENT

Under the outstanding leadership of Dr. Shi Zhengrong, chairman and CEO, Suntech Power Holdings Co., Ltd. ("Suntech") has become the industry's top ten in the world within a short period of four years (currently, its production capacity of both solar cells and modules has reached 120MW, accounting for 1/10 of the world's total production capacity). Suntech is moving forward with a firm and steady pace.

Under the leadership of Mr. Xiaofeng Peng, Jiangxi LDK Solar Hi-Tech Co., Ltd. ("LDK Solar") entered into the solar energy industry with its outstanding vision and solid financial strength and will soon stand out on top in multicrystalline silicon wafer production in the country. It is anticipated that LDK Solar will become one of the leading manufacturers of multicrystalline silicon wafers in the world in two years.

It is agreed through friendly consultation between Dr. Shi and Mr. Peng that Suntech and LDK Solar, as two strong entities, should cooperate with and supplement each other with each party's own strengths. Such a strategic partnership will advance the development of the Chinese solar energy electricity generation industry to a new altitude.

Therefore, based on the principles of equality and good faith, both parties reached the following agreements to build a strategic partnership and to achieve a win-win result.

(1) Long term cooperation and supplement each with one's own strengths. In 10 years (subject to adjustments through consultation based on the development of production techniques, solar cell technologies and market demand), Suntech will not seek to expand into the area of multicrystalline silicon wafer production with the existing technologies, and LDK will not expand into solar cell manufacturing with the current technologies. This is to avoid significant risks brought to a party by the competition from the other party as a result of its expansion into such different industry sectors.

(2) Due to the shortage of multicrystalline silicon raw materials, LDK will supply to Suntech multicrystalline silicon ingots and multicrystalline silicon wafers as much of its production as it can (40-60% of its production). When the supply of multicrystalline silicon materials and silicon wafers is relatively sufficent in the markets, Suntech will purchase multicrystalline silicon ingots and multicrystalline silicon wafers from LDK Solar as a preferred vendor, at a price prevailing in the mainstream international market.

(3) Given the recent commencement of production at the beginning of 2006 and the limited production capacity, LDK Solar plans to supply to Suntech 30 MW of multicrystalline silicon wafers at the specifications of 156x156x240/280 or 125x125x240/280 in the year of 2006 (specifications to be decided based on production plans). Silicon raw materials will be provided by LDK Solar and Suntech at 50% each.

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(4)   The prices of silicon wafers supplied in 2006 are calculated as follows:

 A) Based on the average price of silicon raw materials> USD45, <= USD55/kg, silicon wafer prices shall be fixed at: 125=USD3.1/piece, 156=USD4.9/piece;

 B) Based on the average price of silicon raw materials> USD55, <=USD65/kg, silicon wafer prices shall be fixed at: 125=USD3.35/piece, 156=USD5.25/piece;

 C) Based on the average price of silicon raw materials> USD65, <=USD75/kg, silicon wafer prices shall be fixed at: 125=USD3.6/piece, 156=USD5.6/piece;

 D) Based on the average price of silicon raw materials> USD75, <=USD85/kg, silicon wafer prices shall be fixed at: 125=USD3.8/piece, 156=USD6.0/piece;

 E) Based on the average price of silicon raw materials> USD85, <=USD95/kg, silicon wafer prices shall be fixed at: 125=USD4.1/piece, 156=USD6.4/piece;

 F) Based on the average price of silicon raw materials> USD95, <=USD105/kg, silicon wafer prices shall be fixed at: 125=USD4.4/piece, 156=USD6.8/piece;

 G) Based on the average price of silicon raw materials> USD105, <=USD115/kg, silicon wafer prices shall be fixed at: 125=USD4.7/piece, 156=USD7.2/piece;

 H) Based on the average price of silicon raw materials> USD115, <=USD125/kg, silicon wafer prices shall be fixed at: 125=USD5/piece, 156=USD7.6/piece.

      All the above prices are bonded price ex-works and require LDK Solar to handle the Processing Carry-Over Bonded Handbook.

      If a general trading method is used and account is settled in Renminbi after tax, tariff costs of silicon raw materials shall be taken into consideration. If the price variation of silicon raw materials exceeds the above ranges, both parties will negotiate and fix the prices in a friendly manner based on the above ranges.

(5) When its production capacity reaches 200 MW or above in 2007, LDK Solar will supply 100 MW of silicon wafers to Suntech for the year of 2007. 30% of the silicon raw materials will be supplied by Suntech. After 2007, LDK Solar will supply 50-60% of its silicon wafers annually to Suntech and all the raw materials for the production will be procured by LDK Solar. After 2007, LDK Solar will supply its multicrystalline silicon wafers to Suntech at a 5% discount off the international mainstream market prices. Specific details may be settled by the end of 2006.

(6) Suntech will purchase on a priority basis the maximum amount of silicon wafers produced by LDK Solar. If LDK Solar can satisfy Suntech's rapidly growing requirements for silicon wafers, Suntech will not procure multicrystalline silicon wafers from other manufacturers. In addition, subsequent to an overall evaluation by Suntech on the economics and efficiencies with favourable results, Suntech will try its best to expand its multicrystalline solar cell production and gradually reduce its monocrystalline cell production, in our mutual efforts to contribute to the development of photovoltaic application in China and the world.

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(7) Both parties shall negotiate the prices of silicon raw materials supplied by
Suntech based on the quality of the materials, which in no event shall be higher than the market price.

(8) The payment terms for silicon wafer purchases: pre-payment of 60% of the purchase price 6 months before shipments of solar wafers. Pre-payments for silicon wafers purchased in 2006 will be based on the pricing under Sub-section F of Section 4 of this agreement. The remaining 40% will be calculated proportionately at the time of delivery based on the actual silicon raw materials procurement contract prices and the corresponding silicon wafer prices.

(9) Support of each other and communication with each other with regard to technological and market information. Suntech will provide LDK Solar with its knowledge of and experiences on the current silicon ingot and wafer production technologies and technical skills. LDK will improve the quality of its products to satisfy the needs of its customers.

(10) With the development of the cooperative relationship, the two parties will further explore their long term in-depth cooperation, such as joint investment in certain projects or holding of each other's shares.

Suntech Power Holdings Co., Ltd.         Jiangxi LDK Solar Hi-Tech Co., Ltd.
(Signature and seal)                     (Signature and seal)
/seal/ Company seal                      /seal/ Company seal
Legal representative: /s/ Zhengrong Shi  Legal representative: /s/ Xiaofeng Peng
Date: 16 October 2005                    Date: 16 October 2005